U.S. Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2005
STARTEK, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Garfield Street, Denver, Colorado 80206
(Address of principal executive offices; zip code)
(303) 399-2400
(Registrant’s telephone number, including area code)
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry Into Material Definitive Agreement
On August 31, 2005, StarTek, Inc. entered into a Confidential Severance Agreement and General Release with Lawrence Zingale pursuant to his resignation on August 30, 2005. Pursuant to the agreement, Mr. Zingale’s employment with StarTek, Inc. will terminate on September 30, 2005 (the separation date). Mr. Zingale will receive up to $322,945 in the aggregate over the course of nine months, representing 9 months of severance pay and a bonus incentive contingent upon Mr. Zingale achieving certain milestones prior to the separation date. Unvested stock options will be forfeited as of the separation date and vested and unexercised stock options will expire 90 days from the separation date, pursuant to the StarTek, Inc. Employee Stock Option Plan. Pursuant to the agreement, paragraphs 4(B) and 4(C) of Mr. Zingale’s Executive Confidentiality and Non-Competition Agreement, furnished on Form 8-K on September 13, 2004, concerning post-employment non-competition and non-solicitation were waived and nullified and replaced with a prohibition on Mr. Zingale being involved until after October 1, 2006, in the solicitation of services to any StarTek client as of the separation date.

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On August 30, 2005, Lawrence (Lance) Zingale, Executive Vice President and Chief Operating Officer of StarTek, Inc., informed StarTek, Inc. (the Company) and its Board of Directors that he intends to leave the Company effective September 30, 2005. He will receive severance in accordance with a “Confidential Severance Agreement and General Release” Agreement, as described more fully in Item 1.01 above. The Company has initiated a search for a successor to Mr. Zingale.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.
Date: September 6, 2005	By:	/s/ Steven D. Butler
Steven D. Butler
President and Chief Executive Officer